Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact
Stephen P. Hall
Chief Financial Officer
336-290-8721
TriPath Imaging Reports EPS of $0.04 in Second Quarter of 2006
and $0.09 for First Half of 2006
U.S. Market Share of SurePath Liquid Based Pap Test Continues to Climb
Growth in Revenues From Imaging Systems Accelerates
Company Announces Initiation of Multi-site Preclinical Study Incorporating Its Research Reagents for Ovarian Screening
BURLINGTON, N.C., July 27, 2006 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported first half revenues of $48.5 million, a 20% increase from the first half of 2005, gross profit of $33.3 million, an 18% increase from the first half of 2005, and net income of $3.4 million or $0.09 per diluted share, a 38% improvement from net income of $2.4 million or $0.06 per diluted share reported in the first half of 2005. For the six months ended June 30, 2006, the stock-based compensation expense recorded in accordance with SFAS 123(R) totaled $414,000.
The Company reported second quarter revenues of $24.5 million, a 15% increase from the second quarter of 2005, gross profit of $17.2 million, a 17% increase from the second quarter of 2005, and net income of $1.6 million or $0.04 per diluted share, a 7% improvement from net income of $1.5 million or $0.04 per diluted share reported in the second quarter of 2005. For the three months ended June 30, 2006, the stock-based compensation expense recorded in accordance with SFAS 123(R) totaled $330,000.
Revenue growth in the second quarter of 2006 was primarily driven by a 20% increase in U.S. sales compared to the second quarter of 2005. The growth in domestic revenues in the quarter reflected a 19% increase in revenues generated from the sale of reagents and disposables and a 93% increase in revenues generated from sales and usage fees associated with the FocalPoint Imaging System and the Ventana Image Analysis System (VIAS). The number of SurePath tests sold in the U.S. increased by 28% as a result of a 56% increase in tests sold to the large commercial laboratories and a 10% increase in tests sold to the Company’s traditional customer base.
Cash and cash equivalents at June 30, 2006 were $24.0 million. In the second quarter of 2006 the Company generated positive cash flow for the eighth consecutive quarter.
For the first half of 2006, total revenues grew 20% and were primarily driven by growth in the U.S., where revenues generated from the sale of reagents and disposables increased 20% and revenues generated from sales and usage fees associated with the Company’s FocalPoint and VIAS imaging systems grew 65%, when compared to the first half of 2005. The growth in domestic revenues accounted for 76% of overall growth in the half as revenues generated outside the U.S. grew 17% from the first half of 2005.
In the first half of 2006, the Company’s cervical cancer screening business grew increasingly profitable as operating income of nearly $13 million generated by the commercial operations segment grew by 28% compared to the same period in 2005 on 20% growth in total revenues associated with the Company’s cervical cancer screening products, including the SurePath Liquid Based Pap test and the FocalPoint Imaging System. While worldwide revenues generated from the sale and usage fees associated with its instruments grew 45% in the first half of 2006 compared to the same period in 2005, growth in total revenues was again primarily driven by sales of the Company’s reagents and disposables which accounted for 77% of total revenues reported in the half. The number of SurePath tests sold worldwide increased by 26%. In the U.S., where the number of tests sold increased by 30%, the Company estimates that by the end of the second quarter of 2006 the SurePath Liquid based Pap test accounted for approximately 24% of all Pap tests performed, compared to 22% in the first quarter of 2006 and 18% in the second quarter of 2005. The Company estimates that at least 30% of SurePath tests performed in the U.S. are now processed using the FocalPoint Slide Profiler.
In the second quarter of 2006, the Company continued to expand the VIAS test menu after receiving FDA 510(k) clearance for the Ki-67 assay application. The Company believes that VIAS now supports the most comprehensive menu of 510(k) cleared breast cancer markers offered by any imaging system on the market today. The Company plans to continue to expand this menu and, to this end, submitted a notification for 510(k) clearance of an additional breast marker in the second quarter and is currently preparing another application for submission in the third quarter of this year.
The Company introduced its ProEx C Class I IHC for evaluation of cervical biopsies in the second quarter. This reagent has been purchased by thirteen laboratories since its introduction and is currently being evaluated by each of the three large commercial laboratories in the U.S as well as over twenty regional, hospital and academic laboratories in the U.S and abroad.
A number of research studies relating to the ProEx C reagent for cervical screening were presented by the Company’s research staff and independent external investigators in the first half of 2006. The Company expects that the results of other studies incorporating both ProEx C and ProEx Br, its breast cancer staging reagents, will appear in peer reviewed publications or will be presented at major scientific meetings later in the year.
The Company reported that its clinical trial activity increased significantly in the second quarter of 2006. Given the progress to date, the Company continues to expect to submit data to the FDA relating to its breast cancer staging product later this year and the SurePath Molecular Pap test in 2007. The Company also remains on track to submit data in support of expanded FocalPoint claims to include the FocalPoint GS Imaging System later this year. The Company is in discussions with the FDA regarding its submission to expand the SurePath premarket approval to include testing for Human Papilloma Virus (HPV) in cells collected using the SurePath test pack and is responding to the FDA’s request for information.
The Company announced that a multi-site preclinical study incorporating its ELISA formatted Research Use Only reagents for blood based ovarian screening and monitoring is underway. The study is progressing rapidly and should be completed later this year as 50% enrollment in the study has already been achieved. The Company also reported that it has completed its evaluation of multiplexing testing platforms for high volume blood based screening. The Company expects to initiate adaptation of its ovarian screening assay to a multiplexing testing platform by year end.

Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging, Inc. commented, “Thus far, 2006 has been very productive. Given on our performance to date, we are on plan to achieve our financial, commercial and development goals for 2006.”
Conference Call Details
TriPath Imaging’s management will host a conference call today at 11:00 a.m. EDT to discuss the Company’s second quarter financial results, business highlights and future expectations. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until August 3, 2006. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 3254252. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.
TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic products for malignant melanoma and cancers of the cervix, breast, ovary and prostate.
Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to our planned product introductions, product development efforts and financial and commercial goals. Important factors that may affect TriPath Imaging’s operating results include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; TriPath Imaging may be unable to increase its penetration of the large commercial laboratory segment to the extent it expects while maintaining its business within its traditional customer base, and may not achieve revenues to the degree expected from the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanded sales and marketing presence may not have the expected impact; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; expenses may exceed expectations and TriPath Imaging may not maintain profitability; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Oncology and its collaborators may not prioritize or launch products as or when expected; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2005.
—financial tables follow—

TriPath Imaging, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,

	2006	2005	2006	2005
Revenues	$24,460	$21,253	$48,502	$40,580
Cost of revenues	7,282	6,514	15,187	12,293

Gross profit	17,178	14,739	33,315	28,287

Operating expenses:
Research and development	2,741	3,234	6,335	6,363
Regulatory	1,679	836	2,790	1,588
Sales and marketing	7,344	5,790	13,526	10,732
General and administrative	3,912	3,521	7,476	7,416

	15,676	13,381	30,127	26,099

Operating income	1,502	1,358	3,188	2,188
Interest income	265	157	499	257
Interest expense	(7)	—	(11)	(5)

Income before income taxes	1,760	1,515	3,676	2,440
Income taxes	137	—	308	—

Net income	$1,623	$1,515	$3,368	$2,440

Earnings per common share
Basic	$0.04	$0.04	$0.09	$0.06
Diluted	$0.04	$0.04	$0.09	$0.06

Weighted average shares
Basic	38,408	38,180	38,385	38,167
Diluted	39,260	39,229	39,133	39,252

TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2006	2005

	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$24,001	$22,457
Accounts and notes receivable	16,948	15,647
Net investment in sales-type leases	1,488	828
Inventory	11,738	12,564
Other current assets	2,352	1,676

Total current assets	56,527	53,172

Customer-use assets	8,185	8,044
Property and equipment	4,978	4,556
Other assets	2,108	2,362
Net investment in sales-type leases, net of current portion	2,891	1,807
Intangible assets	6,585	7,027

Total assets	$81,274	$76,968

Liabilities and stockholders’ equity

Current liabilities and deferred revenue	$10,636	$10,911
Long-term liabilities	137	98

Total liabilities	10,773	11,009

Stockholders’ equity:
Common stock and additional paid-in capital	292,845	291,944
Accumulated other comprehensive income	284	11
Accumulated deficit	(222,547)	(225,915)
Treasury stock	(81)	(81)

Total stockholders’ equity	70,501	65,959

Total liabilities and stockholders’ equity	$81,274	$76,968